Exhibit 23


                       Consent of Independent Accountants


Ford Motor Company
The American Road
Dearborn, Michigan

Re:    Ford Motor Company Registration Statement
       Nos. 33-64605, 33-61107, 33-58255, 33-54737, 33-54283
       33-50238, 33-36043, 33-19036, 2-95018, 333-27993,
       333-49547, 333-58701, 333-47445, 333-37536 and
       333-38586 on Form S-8

We consent to the incorporation by reference in the above Registration Statements of our report dated June 14, 2000, to the Board of Directors of Ford Motor Company with respect to the financial statements of the Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees at December 30, 1999 and December 31, 1998, and for the period January 1, 1999 through December 30, 1999, which is included in this Annual Report on Form 11-K.


/s/PricewaterhouseCoopers LLP

400 Renaissance Center
Detroit, Michigan 48243
June 21, 2000